EXHIBIT 10.25

LANDS’ END, INC.

RESTRICTED STOCK UNIT AGREEMENT

Name of Grantee:	(the “Grantee”)

No. of Restricted Stock Units:

Issuance Date:	(the “Issuance Date”)

WHEREAS, the Grantee is currently an employee of Lands’ End, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Company desires to (i) provide the Grantee with an incentive to remain in the employ of the Company, and (ii) increase the Grantee’s interest in the success of the Company by granting restricted stock units (the “Restricted Stock Units”) payable in the form of common stock of the Company to the Grantee; and

WHEREAS, the issuance of the Restricted Stock Units is (i) made pursuant to the Lands’ End, Inc. Long-Term Incentive Program (the “LTIP Plan”) and the Lands’ End, Inc. 2014 Stock Plan (the “Stock Plan”) (collectively, the “Plans”); and (ii) made subject to the terms and conditions of this Lands’ End, Inc. Restricted Stock Unit Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plans. This Agreement and the Restricted Stock Units shall be subject to the Plans and the terms of the Plans are incorporated into this Agreement by reference. The Grantee hereby acknowledges receipt of a copy of the Plans.

2. Grant of Restricted Stock Units.

(a) Subject to the provisions of this Agreement and pursuant to the provisions of the Plans, the Company hereby grants and issues to the Grantee the Restricted Stock Units specified above. The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company, or a third party on behalf of the Company, for the Grantee’s benefit the Restricted Stock Units, each of which shall be deemed to be the equivalent of one share of the Company’s common stock, par value $.01 per share (each, a “Share”).

(b) If and whenever any cash dividends are declared on the Shares, on the date such dividend is paid, the Company will credit to the Account an amount which shall be equal to the amount of such dividend with respect to such Shares. Such amount shall be subject to the vesting and forfeiture provisions contained in Section 3(a) below. The amount shall only be payable in cash and shall be payable at the same time as amounts are otherwise payable under this Agreement.

(c) If and whenever the Company declares and pays a dividend or distribution on the Shares in the form of additional shares, or there occurs a forward split of Shares, then a number of additional Restricted Stock Units shall be credited to the Account as of the payment date for such dividend or distribution or forward split equal to (i) the total number of Restricted Stock Units credited to the Account on the record date for such dividend or distribution or split (other than previously settled or forfeited Restricted Stock Units), multiplied by (ii) the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share. The additional Restricted Stock Units shall be or become vested to the same extent as the Restricted Stock Units that resulted in the crediting of such additional Restricted Stock Units.

3. Terms and Conditions.

(a) Vesting.

(i) All of the Restricted Stock Units shall initially be unvested. Solely with respect to Grantees with a title of Vice President or above, the Restricted Stock Units shall be subject to the Company achieving revenue and adjusted EBITDA goals of at least $100 million for the period beginning on May 3, 2014 and ending on May 1, 2015, and if achieved, then the Restricted Stock Units shall vest as set forth in Section 3(a)(ii). For purposes hereof, “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization. With respect to all other Grantees, the Restricted Stock Units shall vest as set forth in Section 3(a)(ii).

(ii) In addition, all Restricted Stock Units shall be subject to the following vesting schedule and if a Grantee terminates employment prior to the date provided below, such Grantee shall forfeit any unvested Restricted Stock Units upon such termination of employment:

Date of Vesting	Vesting of Restricted Stock Units
May 20, 2015	25%
May 20, 2016	25%
May 20, 2017	50%

(iii) If the Grantee’s employment terminates due to death or Disability, Restricted Stock Units not previously vested shall be vested on a pro-rated basis through the date of termination or death, as applicable, in accordance with the provisions of the LTIP Plan.

(b) Forfeiture. Upon the failure to achieve the performance metrics set forth in Section 3(a)(i), the Grantee shall forfeit the Restricted Stock Units which would have vested as of such date. Upon the termination of the Grantee’s employment with the Company for any reason other than death or Disability, the Grantee shall forfeit any and all Restricted Stock Units which have not vested as of the date of such termination.

(c) Settlement. Restricted Stock Units not previously forfeited shall be settled within thirty (30) days after the applicable Date of Vesting under Section 3(a)(ii) by delivery of one share of common stock for each Restricted Stock Unit being settled. Notwithstanding the foregoing, Restricted Stock Units vesting on May 20, 2015 shall be settled within thirty (30) days after May 20, 2016.

4. Taxes.

(a) This Section 4(a) applies only to (a) all Grantees who are U.S. employees, and (b) to those Grantees who are employed by a Subsidiary of the Company that is obligated under applicable local law to withhold taxes with respect to the settlement of the Restricted Stock Units. Such Grantee shall pay to the Company or a designated Subsidiary, promptly upon request, and in any event at the time the Grantee recognizes taxable income with respect to the Restricted Stock Units, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock Units. The Grantee may satisfy the foregoing requirement by making a payment to the Company in cash or by delivering already owned unrestricted Shares or by having the Company withhold a number of Shares in which the Grantee would otherwise become vested under this Agreement, in each case, having a value equal to the minimum amount of tax required to be withheld. Such Shares shall be valued at their fair market value on the date as of which the amount of tax to be withheld is determined.

(b) The Grantee acknowledges that the tax laws and regulations applicable to the Restricted Stock Units and the disposition of the shares following the settlement of Restricted Stock Units are complex and subject to change.

5. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any shares resulting from the settlement of Restricted Stock Units on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.

6. Rights as a Stockholder. The Grantee shall not possess the right to vote the shares underlying the Restricted Stock Units until the Restricted Stock Units have settled in accordance with the provisions of this Agreement and the Plans.

7. Survival of Terms. This Agreement shall apply to and bind the Grantee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

8. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Grantee, to the Grantee’s attention at the mailing address set forth at the foot of this Agreement (or to such other address as the Grantee shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: General Counsel (or to such other address as the Company shall have specified to the Grantee in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

9. Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

10. Authority of the Administrator. The Compensation Committee shall have full authority to interpret and construe the terms of the Plans and this Agreement. The determination of the Compensation Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

11. Representations. The Grantee has reviewed with his own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

12. Entire Agreement; Governing Law. This Agreement and the Plans and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

13. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

14. Amendments; Construction. The Compensation Committee may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Grantee hereunder without his or her consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Restricted Stock Units and shall have no effect on the interpretation hereof.

15. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plans and this Agreement. The Grantee has read and understand the terms and provision thereof, and accepts the shares of Restricted Stock Units subject to all the terms and conditions of the Plans and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under this Agreement.

16. Miscellaneous.

(a) No Rights to Grants or Continued Employment. The Grantee acknowledges that the award granted under this Agreement is not an employment right, and is being granted at the sole discretion of the Company’s Compensation Committee. The Grantee shall not have any claim or right to receive grants of awards under the Plans. Neither the Plans nor this Agreement, nor any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Grantee any right to be retained as an employee of the Company or any Subsidiary thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary thereof to terminate the employment of the Grantee at any time.

(b) No Restriction on Right of Company to Effect Corporate Changes. Neither the Plans nor this Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

(c) Assignment. The Company shall have the right to assign any of its rights and to delegate any of its duties under this Agreement to any of its Affiliates.

17. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to the short term deferral exception. The Restricted Stock Units granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the application of Section 409A of the Code to such grants.

THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE GRANTEE UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN THIRTY (30) DAYS SUBSEQUENT TO THE ISSUANCE DATE.

BY SIGNING THIS AGREEMENT, THE GRANTEE IS HEREBY CONSENTING TO THE PROCESSING AND TRANSFER OF THE GRANTEE’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement, both as of the day and year first above written.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Restricted Stock Unit Agreement as of the date first above written.

COMPANY

LANDS’ END, INC.

By:
Name:
Title:

GRANTEE

By:
Name: